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                                   EXHIBIT 2.1

                      SALE OF FRANCHISE INTEREST AGREEMENT

     THIS SALE OF FRANCHISE INTEREST AGREEMENT (the "Agreement") made and entered into as of this 31st day of July, 1999, between B.H.I.T., Inc., a Delaware corporation ("Seller") and Harvey Polly ("Purchaser").

                              W I T N E S S E T H:

     A. Seller owns a fifty percent interest (the "Franchise Interest") in Metro Franchising Commissary, L.L.C. ("Metro").

     B. Purchaser is President and significant stockholder of Seller. Purchaser has agreed to sell his shares of stock in Purchaser to Vesper Corporation pursuant to a Securities Purchase Agreement between Vesper Corporation, Purchaser and Sheltering Palms Foundation dated as of July 31, 1999 (the "Securities Purchase Agreement"). Vesper has subsequently assigned its interest in Securities Purchase Agreement to Arrowhead Holdings Corporation ("Arrowhead").

     C. Arrowhead has made it a condition to its purchase of the shares under the Securities Purchase Agreement that the Franchise Interest be sold on or before the closing under the Securities Purchase Agreement.

     D. Purchaser has agreed to purchase the Franchise Interest from Seller pursuant to the terms hereof.

         NOW, THEREFORE, in consideration of the covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:


                ARTICLE I - TRANSACTIONS AND RELATED AGREEMENTS

 1.1 Sale and Purchase of the Franchise Interest. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (defined herein), Seller shall sell, transfer, assign and convey to Purchaser, and Purchaser shall purchase from Seller, all of Seller's right, title and interest in and to the Franchise Interest.

                           ARTICLE II - CONSIDERATION

     2.1 Consideration. The purchase price for the Franchise Interest (the "Purchase Price") shall be $1,000,000 payable by Purchaser in cash at Closing.


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                              ARTICLE III - CLOSING

     3.1 Time and Place. The closing of the transactions contemplated hereby (the "Closing") shall take place simultaneously with the closing under the Securities Purchase Agreement (the "Closing Date").

     3.2 Deliveries of Seller. At Closing, Seller shall deliver or cause to be delivered the following to Purchaser:

          (a) An Assignment of the Franchise Interest; and

          (b) such other documents as may be reasonably requested by Purchaser to effect the transactions described herein.

     3.3 Deliveries of Purchaser. At the Closing, Purchaser shall deliver the following to Seller:

          (a) the Purchase Price; and

          (b) such other documents as may be reasonably requested by Seller to effect the transactions described herein.

                   ARTICLE IV - REPRESENTATIONS AND WARRANTIES

     4.1 By Seller. Seller hereby represents and warrants each of the following to Purchaser:

          (a) Organization Good Standing and Authority of Seller . Seller is a corporation duly organized and validly existing under the laws of the State of Delaware with the requisite power and authority to execute and satisfy all of its obligations under this Agreement. The execution, delivery and performance by Seller of this Agreement, the other documents contemplated herein and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. This Agreement and other documents contemplated herein have been or will be at Closing duly executed and delivered by Seller and constitute or will constitute at Closing the valid and legally binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject to the qualifications that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally.

          (b) Ownership of, and Title to, the Purchased Assets. To the best of Seller's knowledge, Seller owns, and has good and marketable title to all of the Franchise Interest. Other than the foregoing, Seller makes no representation or warranty whatsoever with respect to the Franchise Interest and such Franchise Interest is being transferred on an "AS-IS," "WHERE-IS" basis.

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     4.2 By Purchaser. Purchaser represents and warrants the following to
Seller:

          (a) Authority of Purchaser. Purchaser has the requisite authority to enter into, and to satisfy all of its obligations under, this Agreement and all other agreements and instruments executed in connection herewith. This Agreement and other documents contemplated herein have been or will be at Closing duly executed and delivered by Purchaser and constitute or will constitute at Closing the valid and legally binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to the qualifications that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally.

          (b) Purchaser acknowledges that as President of Seller he is completely familiar with the operations of Metro and all aspects of the Franchise Interest and acknowledges that the Purchase Price and the other terms of this Agreement are fair. Accordingly, Purchaser has not asked that Seller make any representation or warranty whatsoever regarding the Franchise Interest. Purchaser hereby represents and warrants that the assignment of the Franchise Interest to him is authorized under the Operating Agreement of Metro dated May 28, 1998 (the "Operating Agreement") and no consent or approval of Metro or any of its members is required for such transfer.

                     ARTICLE V - INDEMNIFICATION OF SELLER:

     5.1 Indemnification of Seller. Purchaser shall indemnify, defend and hold harmless Seller, and its affiliates, and the present and future shareholders, officers, directors, employees, agents and representatives of the foregoing and their respective successors, heirs and assigns (the "Seller Group") from and against any and all claims, causes of action, suits, complaints, demands, liabilities, damages, losses, debts, costs and expenses (including but not limited to attorneys' fees and costs incurred in defending any such actions or to recover such losses) that are made against or sustained by any member of the Seller Group and that arise, directly or indirectly, from: (a) any breach, default, or violation by Purchaser of a covenant, representation, agreement or warranty set forth in this Agreement; (b) the operations of Metro after the Closing Date; or (c) any liability for taxes, charges or other assessments or accruals under the Operating Agreement or otherwise relating to the ownership of the Franchise Interest prior to or after the Closing Date.

     5.2 Survival. The obligations of indemnification set forth in Subsections
5.1 hereof shall survive the execution of this Agreement.

           ARTICLE VI - CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

     Seller's obligations under this Agreement are contingent upon the fulfillment of the following conditions or waiver of the same by Seller:

     6.1 Performance of Obligations of Purchaser. Purchaser shall have performed in all respects its obligations hereunder to be performed on or before the Closing Date.

     6.2 Closing Under The Securities Purchase Agreement. The closing under the Securities Purchase Agreement shall have occurred.

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     6.3 Deliveries Made. Seller shall have received all of the deliveries required by Section 3.3.

     6.4 Stockholder Approval. The Stockholders of Seller shall have approved the sale of the Franchise Interest to Purchaser.


         ARTICLE VII - CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

     Purchaser's obligations hereunder are contingent upon the fulfillment of the following conditions or waiver of same by Purchaser:

     7.1 Performance of Obligations of Seller. Seller shall have performed in all respects its obligations hereunder to be performed on or before the Closing Date.

     7.2 Closing Under The Securities Purchase Agreement. The closing under the Securities Purchase Agreement shall have occurred.

     7.3 Deliveries Made. Purchaser shall have received all of the deliveries required by Section 3.2 above.

     7.4 Stockholder Approval. The Stockholders of Seller shall have approved the sale of the Franchise Interest to Purchaser.

                        ARTICLE VIII - GENERAL PROVISIONS

     8.1 Further Assurances. After the date of this Agreement, each party, without further consideration, shall promptly take such actions and shall promptly execute and deliver such documents as may be reasonably requested by another party hereto (or by his or its employees, agents, insurers, or representatives) to effectuate, evidence, authorize, or approve the transactions contemplated in this Agreement.

     8.2 Fees and Expenses. Each party hereto shall pay its own fees and expenses for brokers, agents, investment bankers, attorneys, accountants, finders or other persons, as may be retained or employed, directly or indirectly, in connection with the negotiation, preparation and/or closing under this Agreement and the consummation of the transactions contemplated herein.

     8.3 Notices. All notices given to a party hereto in connection with this Agreement shall be in writing and shall be deemed to have been properly delivered if delivered into the hand of a recognized overnight courier (such as Federal Express) with delivery charges prepaid, or deposited in the United States mail, postage prepaid, registered or certified, return receipt requested to the addresses set forth in the Securities Purchase Agreement or to such other address as the above persons may notify the other parties of from time to time, in writing and pursuant to the other provisions of this Subsection 8.3.

     8.4 Remedies and Waivers. All rights and remedies available at law, in equity or

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under the terms of this Agreement or any other agreement or instrument executed in connection herewith shall be cumulative, and no waiver thereof shall be (a) implied from the prior acts or omissions, or based solely upon the oral representations, of a party hereto; or (b) effective or binding unless, and then only to the extent that, such waiver is set forth in this Agreement, or a party hereto signs an express written waiver of rights or remedies and causes such written waiver to be delivered to the party for whose benefit it was made. In no event shall actual or constructive knowledge of a breach or misrepresentation by one party learned prior to Closing be deemed a waiver or acceptance of such breach or representation by the party with such knowledge of such breach or misrepresentation.

     8.5 Applicable Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of New York.

     8.6 Prior Agreements. All prior agreements, whether written or oral, among the parties hereto with respect to the subject matter of this Agreement have been merged and integrated into this Agreement and, to the extent of any conflict or inconsistency with this Agreement, are superseded by the provisions of this Agreement.

     8.7 Terms of Convenience. Captions and headings are used in this Agreement for convenience only and shall not be construed to affect the meaning of this Agreement. Terms such as "hereof," "herein," "hereto," "hereby," "hereunder" and similar references to this Agreement shall be deemed to refer to this Agreement as a whole and not to any particular section or provision of this Agreement.

     8.8 Modification. This Agreement shall not be modified unless, and then only to the extent that, a written modification is executed by all of the parties hereto or their respective successors or assigns.

     8.9 Assignment-Binding Effect. This Agreement and the obligations hereunder may not be assigned either party without the express written consent of the other party, which may be withheld in its discretion. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted assigns and successors in title or interest.

     8.10 Severability All provisions in this Agreement are severable, and each valid and enforceable provision shall remain in effect and shall be binding upon the parties hereto, regardless of any finding by a judicial, administrative, or legislative body that other provisions of this Agreement are invalid or unenforceable.

     8.11 Counterparts. This Agreement may be executed in counterparts, and any executed counterparts shall bind the parties hereto and inure to their benefit as though all parties were signatory to the same counterpart.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

         SELLER:                        B.H.I.T., INC.

                                        By: /s/ Harvey Polly
                                            ------------------------------------

                                        Its: President
                                             -----------------------------------



         PURCHASER:                     /s/ Harvey Polly
                                        ----------------------------------------
                                        HARVEY POLLY









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